EXHIBIT 10.1

SHARE REPURCHASE AGREEMENT
THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 8th day of July, 2014, by and among the entity or entities set forth on Exhibit A hereto (the “Sellers”), and Calpine Corporation, a Delaware corporation (the “Purchaser”).
RECITALS
WHEREAS, each Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from each Seller, the number of shares of Common Stock, par value $0.001 per share, of the Purchaser (“Common Stock”), set forth alongside each Seller’s name on Exhibit A hereto on the terms and conditions set forth in this Agreement (the “Repurchase Transaction”); and
WHEREAS, the board of directors of the Purchaser and the managing member (acting through such member’s general partner) of each of Sellers have approved the Repurchase Transaction.
NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
Sale and Purchase of Shares
Section 1.1    Purchase. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from each Seller, the number of shares of Common Stock set forth alongside each Seller’s name on Exhibit A hereto (the “Shares”). The purchase price for each Share shall be $23.5719 per share (the “Purchase Price”) and $311,464,283 in the aggregate.
Section 1.2    Closing. The closing of the Repurchase Transaction (the “Closing”) will take place at the Purchaser’s offices at 717 Texas Avenue, Suite 1000, Houston, Texas on such date as is mutually agreed by the Sellers and the Purchaser but in no event later than the end of the third (3rd) full business day after the date of this Agreement (the date of the Closing being referred to as the “Closing Date”). At the Closing, (a) each Seller shall deliver or cause to be delivered to the Purchaser all of the Seller’s right, title and interest in and to the Shares (including, if applicable, via delivery in electronic book-entry form through the facilities of the Depository Trust Company), together with all documentation reasonably necessary to transfer to the Purchaser the right, title and interest in and to the Shares; and (b) the Purchaser shall pay to each Seller the aggregate Purchase Price in respect of the Shares in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Seller to the Purchaser.

Section 1.3    Conditions. The obligations of the Purchaser and the Sellers to consummate the Repurchase Transaction and to effectuate the Closing are subject to the satisfaction of the following conditions at the time of the Closing:
(i)    the Repurchase Transaction will be made in accordance with, and not be in contravention of, the terms of applicable federal and state securities laws and regulations or any other applicable laws or regulations; and
(ii)     there shall be no suit, action, claim, investigation, inquiry or proceeding instituted or threatened or an order, decree or judgment of any court, arbitrator, agency or governmental authority rendered which (i) questions the validity or legality of any transaction contemplated hereby, or (ii) seeks to enjoin any transaction contemplated hereby.
(b)    This Agreement shall terminate automatically and be of no force or effect if any of the conditions set forth herein is not satisfied as of the end of the third (3rd) full business day after the date of this Agreement.
(c)    The conditions set forth herein shall be of no force or effect following the Closing.
ARTICLE II

Representations and Warranties of each Seller
Each Seller hereby makes the following representations and warranties to the Purchaser as to itself, each of which is true and correct on the date hereof and as of the Closing Date and shall survive the Closing Date.
Section 2.1    Power; Authorization and Enforceability. The Seller is duly incorporated or formed, validly existing and in good standing under the laws of the state of its incorporation or formation, and has the requisite power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
(b)    This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
Section 2.2    No Consents. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to Section 16 or Section 13 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) filing by the Seller with, any governmental authority or regulatory authority, including any stock exchange or self-regulatory organization, or court, or body or arbitrator having jurisdiction over such Seller.
Section 2.3    No Conflicts. The execution and delivery of this Agreement by the Seller and the consummation by such Seller of the transactions contemplated hereby does not and will not constitute or result in a breach, violation or default under, or cause the acceleration or termination of any obligation or right of such Seller under (i) any agreement or instrument, whether written or oral, express or implied, to which the Seller is a party, (ii) the Seller’s organizational documents, or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Seller, except, in each case, as would not reasonably be expected to have an adverse effect upon the ability of the Seller to consummate the Repurchase Transaction and perform its obligations under this Agreement.
Section 2.4    Title to Shares. The Seller is the sole legal owner of, and has good and valid title to, the Shares and upon delivery to the Purchaser of the Shares to be sold by the Seller to the Purchaser, against payment made pursuant to this Agreement, good and valid title to such Shares, free and clear of any lien, pledge, charge, security interest, mortgage, or other encumbrance or adverse claim, will pass to the Purchaser.
Section 2.5    Sophistication of the Seller. The Seller (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Repurchase Transaction. The Seller has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Repurchase Transaction and the Shares and has had full access to such other information concerning the Shares and the Purchaser as it has requested. The Seller has received all information that it believes is necessary or appropriate in connection with the Repurchase Transaction. The Seller is an informed and sophisticated party and has engaged, to the extent the Seller deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. The Seller acknowledges that the Seller has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Purchaser, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Seller in this Agreement.
ARTICLE III
Representations and Warranties of the Purchaser
The Purchaser hereby makes the following representations and warranties to each Seller, each of which is true and correct on the date hereof and as of the Closing Date and shall survive the Closing Date.
Section 3.1    Power; Authorization and Enforceability. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power, authority and capacity to execute and deliver this Agreement, to perform the Purchaser’s obligations hereunder, and to consummate the transactions contemplated hereby.

(b)    This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
Section 3.2    No Consents. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to the Exchange Act following the date of this Agreement) filing by the Purchaser with, any governmental authority or regulatory authority, including any stock exchange or self-regulatory organization, or court, or body or arbitrator having jurisdiction over the Purchaser.
Section 3.3    No Conflicts. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby does not and will not constitute or result in a breach, violation or default under, or cause the acceleration or termination of any obligation or right of such the Purchaser under (i) any agreement or instrument, whether written or oral, express or implied, to which the Purchaser is a party, (ii) the Purchaser’s organizational documents, or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Purchaser, except, in each case, as would not reasonably be expected to have an adverse effect upon the ability of the Purchaser to consummate the Repurchase Transaction and perform its obligations under this Agreement.
Section 3.4    Sophistication of Purchaser. The Purchaser has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Repurchase Transaction. The Purchaser is an informed and sophisticated party and has engaged, to the extent the Purchaser deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. The Purchaser acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of any Seller, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Purchaser in this Agreement.
ARTICLE IV
Miscellaneous Provisions
Section 4.1    Notice. All notices, requests, certificates and other communications to any party hereunder shall be in writing and given to each other party hereto and shall be deemed given or made (i) as of the date delivered, if delivered personally, (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail (iii) three (3) business days after being mailed by registered or certified mail (postage prepaid, return receipt requested); or (iv) one (1) business day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.1).
If delivered to the Purchaser, to:
Calpine Corporation
717 Texas Avenue, Suite 1000
Houston, Texas 77002
Attention: W. Thaddeus Miller
Facsimile No.: 713 830 2001
with a copy to:
White & Case LLC
1155 Avenue of the Americas
New York, NY 10036
Attention: Colin J. Diamond
Facsimile No.: (212) 354-8113
if to any Seller, to:

LSP Cal Holdings I, LLC
1700 Broadway, 35th Floor
New York, NY 10019
Attention: John Staikos
Facsimile No.: (212) 615-3440

Section 4.2    Entire Agreement. This Agreement and the other documents and agreements executed in connection with the Repurchase Transaction shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.
Section 4.3    Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by either of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 4.3 shall be null and void.
Section 4.4    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 4.4.

Section 4.5    Governing Law; Waiver of Jury Trial; Limitation on Damages. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.
EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
NO PARTY SHALL BE LIABLE (IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY, INDEMNITY AND WARRANTY) FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RESULTING FROM SUCH PARTY’S PERFORMANCE, NONPERFORMANCE OR DELAY IN PERFORMANCE OF ITS OBLIGATIONS UINDER THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE RELATED HERETO, HOWSOEVER CAUSED. IN ADDITION, UNDER NO CIRCUMSTANCES SHALL THE AGGREGATE LIABILITY OF SELLERS, ON THE ONE HAND, OR PURCHASER, ON THE OTHER HAND, HEREUNDER OR IN CONNECTION HEREWITH EXCEED THE AGGREGATE PURCHASE PRICE.

Section 4.6    No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.
Section 4.7    Amendments; Waivers. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.
Section 4.8    Further Assurances. Each party hereto shall use its reasonable best efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
Section 4.9    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 4.10    Termination. This Agreement may be terminated and the Repurchase Transaction abandoned at any time prior to the Closing by mutual written consent of each party.
(Signatures appear on the next page.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

THE PURCHASER:

Calpine Corporation

By:	/s/ ZAMIR RAUF
Name: Zamir Rauf Title: Executive Vice President & Chief Financial Officer

THE SELLERS:

LSP Cal Holdings I, LLC

By:	/s/ DARPAN KAPADIA
Name: Darpan Kapadia Title: Managing Director

Exhibit A

Name	Number of Shares being Sold
LSP Cal Holdings I, LLC	13,213,372